Exhibit 10.3

AMERICAN NATIONAL INSURANCE COMPANY

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

i

6.05	Acceleration of Payment of Small Accounts	11
6.06	Events Accelerating Commencement of Payment	11
6.07	Designation of Beneficiary	12
6.08	Purchase of Annuity	12
6.09	Loans	12
6.10	Benefit Payment on Incapacity	12

ARTICLE VII.	ADMINISTRATION	13

7.01	Authority of the Company	13
7.02	Authority of the Committee	13
7.03	Valuation of Accounts; Quarterly Statements	13
7.04	Claims for Benefits	14
7.05	Claims Review Procedures	14
7.06	Information from Participants	15
7.07	Use of Electronic Media	15

ARTICLE VIII.	ADOPTION OF PLAN BY AFFILIATES	15

ADOPTION OF PLAN BY AFFILIATES		15

8.01	Adoption of Plan by Affiliates	15
8.02	Procedure for Withdrawal	16

ARTICLE IX.	MISCELLANEOUS	16

9.01	Limitation of Rights; Employment Relationship	16
9.02	Limitation on Assignment	16
9.03	Severability	16
9.04	Governing Law	16
9.05	Action by Employer	17
9.06	Binding Effect	17
9.07	Notices	17
9.08	Construction of Terms	17
9.09	Tax Treatment of Benefits	17
9.10	Amendment	17
9.11	Termination	17

EXHIBIT “A” – INVESTMENT FUNDS

ii

AMERICAN NATIONAL INSURANCE COMPANY

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

THIS AMERICAN NATIONAL INSURANCE COMPANY EXECUTIVE SUPPLEMENTAL SAVINGS PLAN (the “Plan”) is adopted this 31st day of October, 2013.

WHEREAS, American National Insurance Company (the “Company”) believes that it would be in the best interests of the Company and its Affiliates to permit certain of its employees to defer a portion of the compensation that they would otherwise receive and to match such elective deferrals in the same manner as would be permitted under the Company’s qualified 401(k) plan in the absence of limitations imposed by the Internal Revenue Code;

NOW THEREFORE, the Company hereby adopts the Plan as follows:

ARTICLE I.

DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is clearly required by the context.

1.01 Account(s). “Account” or “Accounts” means the one or more separate, hypothetical accounts established and maintained by the Committee in the name of each Participant as may be desirable from time to time for administrative and accounting purposes; provided, however, such account or accounts shall exist solely for administrative and accounting purposes and shall not constitute a segregated fund or trust designed to secure payment of a Participant’s benefits under the Plan. All Accounts, including Accounts attributable to Compensation Reduction Deferrals, are subject to the creditors of the Employer in the event of bankruptcy or insolvency.

1.02 Affiliate. “Affiliate” means a corporation or any other business entity, whether or not incorporated, (now in existence or hereafter formed or acquired) which would be considered a single employer with the Company under Sections 414(b) and 414(c) of the Code. Notwithstanding the foregoing, for purposes of determining whether a Termination of Service has occurred (and for any other purpose required by Section 409A), such sections shall be applied by substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code sections. “Affiliate” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.03 Beneficiary. “Beneficiary” means the person(s) or estate entitled to receive any benefits payable under this Plan after the death of a Participant.

1.04 Change in Control.

(a) A “Change in Control” means one or more events satisfying the requirements of Section 409A of the Code and Regulation § 1.409A-3(i)(5) with respect to an Employer or another corporation described in paragraph (b). The terms of those regulations are incorporated by reference herein and shall control over any conflicting provisions of this Section. For convenience, a Change in Control generally means any one of the events described in paragraphs (c), (d), or (e) below occurs with respect to a corporation described in paragraph (b).

(b) The corporations described in this paragraph are (i) the Employer, (ii) any other corporation that is liable for the payment of the deferred compensation provided in this Plan (or all corporations liable for the payment if more than one corporation is liable); or (iii) any corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in clause (i) or (ii). It is understood that a Change in Control with respect to one Employer may not constitute a Change in Control with respect to another Employer.

(c) A Change in Control event is described in this paragraph if there is a change in ownership in which a person or persons acting as a group, acquires ownership of stock of a corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the corporation.

(d) A Change in Control event is described in this paragraph on the date that either (i) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (d), the term corporation refers solely to the relevant corporation identified in paragraph (b) of this section, for which no other corporation is a majority shareholder.

(e) A Change in Control event is described in this paragraph if any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

1.05 Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder.

1.06 Committee. “Committee” means the Benefits Committee appointed by the Board of Directors of the Company.

1.07 Compensation. Except as hereinafter provided, “Compensation” shall mean all payments made by an Employer (in the course of the Employer’s trade or business) to a Participant for services for which the Employer is required to furnish the employee a written statement under Code Sections 6041(d), 6051(a)(3), and 6052 (W-2 or equivalent). Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the employee under Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B) or 403(b) of the Code. Compensation shall include the Life Marketing Bonus up to a maximum of one times the base pay of the Participant for the year to which the bonus relates. Compensation shall not include reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation (other than deferrals specified in h. above) and welfare benefits. Compensation shall not include any amount otherwise includable in Compensation that results from restricted stock, restricted stock units or stock appreciation rights. In determining the Employer Matching Contribution and Employer Nonelective Contribution to which a Participant is entitled under Article IV, the Participant’s Compensation shall be determined before any Deferral made under this Plan.

1.08 Compensation Deferral Agreement. “Compensation Deferral Agreement” means an agreement between a Participant and his Employer to defer receipt by a Participant of Compensation not yet earned. A Participant may enter in to a separate Compensation Deferral Agreement with respect to any bonus that constitutes Performance Based Compensation. In the absence of a separate election, the same Deferral percentage will be withheld from bonus payments as applies to other Compensation. A Compensation Deferral Agreement may be made in writing or by means of any electronic media approved by the Committee.

1.09 Deferral. “Deferral” means the amount of Compensation that a Participant elects to defer pursuant to a Compensation Deferral Agreement.

1.10 Disabled or Disability. “Disabled” or “Disability” means a condition of the Participant whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Committee will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury regulation §1.409A-3(i)(4) and authoritative guidance thereunder.

1.11 Effective Date. “Effective Date” means January 1, 2014

1.12 Employee. “Employee” means a common law employee of an Employer.

1.13 Employer. “Employer” means the Company and any Affiliate that adopts this Plan as provided in Article VIII hereof. Unless otherwise required by law, an Affiliate is considered an Employer only with respect to its own direct Employees.

1.14 Enrollment Period. “Enrollment Period” means, except as provided in Section 3.01 with respect to Performance-Based Compensation, the period established by the Committee during which an Employee designated for participation in the Plan may file or amend a Compensation Deferral Agreement. There will be annual open Enrollment Period of at least 30 days ending not later than December 31 of each Plan Year during which each Participant may file or amend a Compensation Deferral Agreement with respect to the following Plan Year. For Employees who are initially designated as eligible Employees effective otherwise than on the first day of the Plan Year, the Committee may establish an Enrollment Period during which the Participant may defer a portion of his or her Compensation to be received during the remainder of the Plan Year in which such designation occurs. Employees designated for Participation in the Plan effective January 1, 2014 may make an Compensation Deferral election during the period beginning December 1, 2013 and ending December 31, 2013.

1.15 401(k) Plan. The American National Family of Companies 401(k) Plan, as amended from time to time.

1.16 Insolvency; Insolvent. “Insolvency,” “Insolvent” and similar terms means that the Employer is either (i) unable to pay its debts as they become due, or (ii) subject to a pending proceeding under applicable insolvency law, including, without limitation, the United States Bankruptcy Code or state insurance law.

1.17 Participant. “Participant” means an Employee who is eligible to participate in the Plan and for whom one or more Accounts have been established and in which there is an undistributed balance. Participants also include former Employees who have ceased to be eligible to participate in the Plan but who have an undistributed balance in their Accounts.

1.18 Performance-based Compensation. “Performance-based Compensation” means Compensation the amount of, or entitlement to, the which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Employee performs services. Organizational or individual performance criteria shall be considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based Compensation must be based upon a performance measurement period of at least 12 months, and must require that the Participant perform services continually from the date upon which the performance criteria are established through a date no earlier than the date upon which the service provider makes an initial deferral election under Section 3.01. Performance based compensation must meet such other requirements as imposed by the Internal Revenue Service.

1.19 Plan Year. “Plan Year” means the calendar year except for such shorter time as the Plan may be in force during its initial or final year.

1.20 Termination of Service. “Termination of Service” means a cessation of services for the Employer and all of its Affiliates in any capacity, including employee and consultant, as determined by the Committee. In making such determination, the Committee shall consider the number of hours worked by a Participant, whether those services require regular and frequent presence at the offices of the Employer or other locations approved by it and the existence of any agreement to provide services at the time and place requested by the Employer. Without limiting the foregoing, the Committee may determine that a Participant has incurred a Termination of Service notwithstanding that the person continues to perform limited services for the Employer as a consultant, provided that the number of hours of service performed by and compensation paid to the Participant do not exceed any limitations established for such purposes by the Internal Revenue Service.

1.21 Trust. “Trust” shall mean the American National Insurance Company Combined Supplemental Savings Trust Agreement.

1.22 Trustee. “Trustee” means the person or persons (including any corporate persons) serving as trustee under the Trust from time to time.

1.23 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency shall be deemed to exist only if the Committee so determines. An Unforeseeable Emergency will not be deemed to exist to the extent that it is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, (to the extent that such liquidation would not itself cause severe financial hardship). Without limiting the generality of the foregoing, an Unforeseeable Emergency shall not be deemed to exist with respect to any expenses or costs related to college tuition or similar expenses or the costs incurred in connection the purchase of a home.

ARTICLE II.

ELIGIBILITY AND PARTICIPATION

2.01 Eligibility to Participate in the Plan.

(a) This Plan is maintained by the Company primarily to provide deferred compensation to a select group of management or highly compensated Employees of the Employers. The number and identity of Employees selected for participation in the Plan shall be consistent with that purpose. Unless otherwise required by law, the determination of whether an Employee satisfies such standard shall be made during the applicable Enrollment Period preceding the Plan Year for which the determination is made. Subject to such guidance as may be issued by the Department of Labor, in determining whether an Employee is part of a select group of management or highly compensated employees, the Committee may consider the Compensation and/or duties of an Employee over a period of more than one Plan Year in determining whether such standard has been met and, with respect to initial or future participation, may consider the Employee’s anticipated or projected rate of Compensation for the year immediately following initial enrollment. An Employee who is granted a leave of absence or who is temporarily on a reduced work schedule for any reason may be considered to have the same duties and rate of Compensation as in existence prior to the cessation of full-time, active employment for such reasonable period as established by the Committee.

(b) Subject to the foregoing, the persons who shall be eligible to participate in the Plan shall be the officers, management and who are expected to have Compensation for the Plan Year (or portion of a year) for which the Employee enters in to a Compensation Deferral Agreement that is in excess of the limitation specified by Section 401(a)(17) of the Code for that year and who are selected by the Committee for participation in the Plan. The Committee or a person designated by it shall inform each designated Employee of his/her selection to participate in the Plan in such manner and at such time as it deems appropriate and provide each Participant with a copy of the Plan and inform the Participant of his/her right to defer Compensation hereunder.

(c) Notwithstanding anything in the Plan that might be construed to the contrary, the Committee may determine, in its absolute discretion, that an Employee who has been selected to participate in the Plan should no longer be permitted to participate. The Committee may require that such Participant cease deferring or actively participating in the Plan at a date determined by the Committee. The cessation of active participation by a Participant shall not in itself accelerate the distribution of the Participant’s Accounts.

(d) Participation in the Plan is voluntary. By participating in the Plan, each Participant shall be deemed to have accepted all of the terms of the Plan and to have agreed to cooperate fully with the Committee and the persons and entities engaged to provide services to the Plan. If a Participant fails or refuses to provide information requested or otherwise cooperate fully in the implementation and administration of the Plan, the Committee may exclude such person from participation in the Plan or from one or more features of the Plan.

2.02 Enrollment in the Plan.

(a) If an Employee has been notified that he has been designated to participate and fails to return the forms required by the Committee within the time prescribed by the Committee, such Employee he will be deemed to have waived his right to make Compensation Deferrals and to receive Matching Contributions for the ensuing Plan Year (or the remaining portion thereof with regard to initial participation) and for each subsequent Plan Year until the Employee completes a Compensation Deferral Agreement during a subsequent Enrollment Period. Such Employee shall be eligible to receive a Nonelective Contribution under Section 4.02.

(b) As part of the enrollment procedure, an Employee may elect the time and manner in which amounts credited to his Accounts for the ensuing Plan Year will be distributed. Such election will apply to all subsequent Plan Years until modified, even if the Participant does not make a Compensation Deferral in one or more of those years.

(c) The Compensation Deferral Agreement or other enrollment forms provided to an eligible Employee may vary one or more of the terms of this Plan as pertains to that Employee. In the event of any conflict or inconsistency between this Plan document and the Compensation Deferral Agreement or other enrollment forms, the latter documents shall control. Any change to the terms of the Plan made by means of such an individual agreement with respect to a Participant shall not have any impact on any other Participant.

2.03 Reclassification and Reemployment. If a Participant is reclassified to an employment position or has a reduction in Compensation that makes him ineligible to participate in the Plan, such Participant shall cease to be eligible to participate in the Plan effective on the last day of the Plan Year that includes such change. If Participant has a Termination of Service, he shall cease to participate in the Plan as of the close of the payroll period that includes the date of such Employee’s Termination of Service. If a Participant ceases to be eligible, the Plan shall continue to apply to such Participant’s Accounts until they are completely distributed. If the Employee is thereafter reemployed or returned to an eligible classification or level of compensation, the Committee shall have no obligation to select such person to participate further in the Plan.

ARTICLE III.

COMPENSATION DEFERRAL ELECTIONS

3.01 Initial and Subsequent Deferrals.

(a) For each Employee’s initial year of eligibility to participate in the Plan, such Employee may enroll in the Plan by filing a Compensation Deferral Election with the Committee or the person designated by it under Section 5.01. Such filing must occur within 30 days after such Participant is informed of his/her eligibility to participate in the Plan. Any Compensation Deferral Agreement executed by a Participant during such time shall apply to Compensation attributable to services performed after the date of such filing.

(b) Each Participant may by similar action enter into a Compensation Deferral Agreement for each Plan Year beginning after the Effective Date while he/she continues in employment with an Employer and during the continuation of this Plan, subject to section 2.01(c). Any subsequent Compensation Deferral Agreement executed by such Participant must be filed during the Enrollment Period preceding each Plan Year and shall apply to services performed during such year. A Participant may also revoke a Compensation Deferral Agreement election by giving notice of revocation at any time to the Committee; provided, however, that such revocation shall only be effective at the commencement of the next Plan Year. Except as provided in the foregoing sentences or in connection with a request for a Disability distribution under Section 6.06, a Participant may not amend or revoke a Compensation Deferral Agreement after the close of the Enrollment Period for the Plan Year to which it applies.

(c) Notwithstanding the foregoing, to the extent that a Compensation Deferral Election relates to Performance-based Compensation, such Compensation Deferral Agreement shall be effective if completed and returned to the Committee not later than the earlier of (i) six (6) months before the expiration of the performance measurement period or (ii) the date that it becomes substantially certain that the performance criteria will be satisfied.

(d) A Deferral election pertaining to a Plan Year shall be effective for the year for which it is made and for each subsequent year until it is revoked or modified or until the Participant ceases to be eligible to participate in the Plan.

3.02 Minimum and Maximum Deferral. The Committee may establish a minimum or maximum Deferral for any Plan Year. Unless and until changed by the Committee, there shall be no minimum or maximum annual Deferral. The Committee may also establish a maximum aggregate accumulation for any Participant. If such maximum is reached, no further Deferrals may be made to such Participant’s Account, but earnings will continue to be credited under Section 3.04. The Employer may continue to make contributions under Section 4.01 even if a limitation imposed under this Section is reached.

3.03 Withholding and Deposit of Deferrals.

(a) If a Compensation Deferral Election pertains to salary or other periodic payments, the Participants shall be applied so as to withhold substantially the same amount from each paycheck received by the Participant for the entire Plan Year unless otherwise elected in the Compensation Deferral Agreement, with the approval of the Committee. It is contemplated that the Committee will allow Participants to elect to have an amount of Compensation deferred under the Plan (in addition to any other Deferral) equal to the amount of any excess contribution or excess aggregate contribution distributed to him under the 401(k) Plan based on the application of the Average Deferral Percentage test (as defined in Reg. § 1.401(k)-2) and the Average Contribution Percentage test (as defined in Reg. § 1.401(m)-2) to the elective deferrals and matching contributions for the preceding plan year of the 401(k) Plan. Any such amount shall be taken from the Participant’s Compensation paid immediately after such distributions.

(b) Any amounts deferred by a Participant shall be transferred to the Trust as soon as practical after they would have been paid in cash in the absence of the Participant’s Deferral election. All such assets shall be considered part of the general assets of the Employer until actually paid to the Participant.

3.04 Relationship to Elective Deferrals under the 401(k) Plan. It is expected that all Participants in the Plan will also be eligible to participate in the 401(k) Plan. Deferrals made under this Plan are independent of any elective deferral contributions under the 401(k) Plan. A Participant’s election to defer or not defer under the 401(k) Plan, and the amount of any such deferral, shall have no impact on the Participant’s right to participate in this Plan except as provided in Section 3.03.

3.05 Effect on Compensation for Other Purposes. The Deferral amount for each year and the portion of the Account derived from Employer contributions that becomes vested (or additionally vested) shall be reported as wages for Social Security purposes on the Participant’s federal income tax statement (Form W-2), but will not be reported as includible in gross income unless otherwise required by law. Such amounts shall not be considered as compensation for purposes of calculating any contribution or benefit to which Employee may be entitled under any qualified retirement plan or welfare or fringe benefit program unless expressly specified therein.

ARTICLE IV.

EMPLOYER CONTRIBUTIONS

4.01 Employer Matching Contribution. For each Plan Year, each Employer will make a Matching Contributions on behalf of each of the Participants employed by it equal to 100 percent of the Participant’s Deferral up to 4 percent of his/her Compensation, reduced by the amount of any Employer Matching Contribution made on behalf of the Participant under the 401(k) Plan for that year. The Employer may make Matching Contributions either at the close of the Plan Year or periodically during the year. If the Company elects to make such Matching Contributions during the course of the Plan Year, such Matching Contributions shall be based on the rate of Deferral for the pay period to which the Deferral relates unless the Company determines that an adjustment (true-up) will be made after the close of the Plan Year to create a uniform rate of Matching Contribution.

4.02 Employer Nonelective Contributions. For each Plan Year, each Employer will make a Nonelective Contribution to the Plan on behalf of each Participant employed by it equal to two percent of the Participant’s Compensation for that year, reduced by the amount of any Employer Nonelective Contribution made on behalf of the Participant under the 401(k) Plan for that year. To be eligible for the Employer Nonelective Contribution, the Participant must not have incurred a Termination of Service prior to the last day of the Plan Year unless such termination occurred due to death or disability or was after the Participant attained age 55 and completed five or more years of employment.

ARTICLE V.

DEEMED INVESTMENT OF ACCOUNTS

5.01 Deemed Investment of Deferrals.

(a) All contributions made by the Participant or Employer shall be credited as soon as administratively practicable following the period to which they relate to the appropriate Accounts of Participants.

(b) The Committee shall approve three or more investment funds to be used for tracking the deemed investment of Participant’s Accounts. The investment funds may consist of mutual funds, insurance, annuities, common or group trust funds, certificates of deposit, guaranteed investment contracts or other investment vehicles approved by the Committee. The investment funds approved as of the effective date are listed on Exhibit “A” attached hereto. The Committee may change any such investment funds at any time and from time to time upon thirty (30) days’ notice to Participants without the necessity of amending such Exhibit.

(c) Each Participant shall be responsible for selecting the investment funds that will be used to measure the amount payable to him. Contemporaneously with or as soon as practical after a Participant enters into a Compensation Deferral Agreement, the Participant shall specify the investment funds in which his/her Accounts shall be deemed to be invested. The Participant’s designation of any such funds does not require that his/her Account be actually invested in such funds, but those funds shall be used to track the income, loss, appreciation or depreciation that the Account would have realized if it had been so invested and shall be used for purposes of determining the amount that would be payable to Participant’s at any time. If a Participant shall fail or refuse to provide investment instructions (including revised instructions after the deletion of a fund from the list of available funds), such Participant’s Accounts to that extent shall be invested in the same fund as the Qualified Default Investment Fund under the 401(k) Plan, as it may be modified from time to time. The Committee may refuse to accept any postponement election submitted by a Participant, or to continue any Compensation Deferral Agreement in a subsequent Plan Year, if the Participant has failed or refused to provide investment instructions.

(d) Participant may from time to time request that all or any portion of his/her Account be deemed to be invested in different investment funds approved by the Committee or invested in different proportions. Such changes may be requested at any time. If the Committee approves such request, either individually or pursuant to standing procedures, it shall change the Participant’s deemed investments as soon as practical and shall be effective from such change.

5.02 Use of Third Party Recordkeepers. The Committee may engage a third party to assist it in maintaining records related to the investment of the Accounts, reporting of balances to Participants, and such other recordkeeping functions as determined by the Committee and may authorize the Participants to communicate directly with the Recordkeeper. The Committee shall have no responsibility for the accuracy of calculations or other actions undertaken by such third party.

5.03 Establishment of Trust. Contemporaneously with the adoption of the Plan, the Company shall establish the Trust as a grantor trust (commonly known as a rabbi trust) and shall appoint the members of the Committee and their respective successors to serve as the trustees thereunder. In the event of a Change in Control, the Company shall, upon the request of the Committee, appoint as trustee of the Trust an institutional trustee who is independent of the Employers affected by the Change in Control (within the meaning of Section 1.04(b)) and any other party to the Change in Control. If there are any contributions owed to the Plan at the time of the Change in Control, all such contributions shall be transferred to the Trust not later than the effective date of such Change in Control.

ARTICLE VI.

SOURCE AND PAYMENT OF BENEFITS

6.01 General. It is the intent of the Company that all benefits provided hereunder will be considered unfunded for purposes of the Code. Neither a Participant nor any person claiming by, through or under him/her shall be entitled to any payment under this Plan or shall have any claim, right, security, preference or other interest in any asset of any Employer except to the extent that an Employer has used a Participant’s Deferrals or any earnings thereon for its own benefit or violated the terms of this Plan. Any such claims against an Employer shall be general, unsecured claims. No Participant shall have any right or recourse against the assets of any member of the Committee or other person who acts on behalf of the Company with respect to the Plan, except for breach of a duty imposed on such person by the Plan or applicable law. Each Participant’s Account (including any interest of the Participant in the Trust) is subject to the claims of his Employer’s creditors in the event of such Employer’s Insolvency except to the extent such Account has been actually paid to the Participant or his/her Beneficiary. The determination of Insolvency shall be made under the Trust.

6.02 Vesting.

(a) Each Participant shall have a fully vested (non-forfeitable) interest in his/her Deferrals under this Plan and the interest credited thereon.

(b) Participant’s interest in Matching contributions and Employer Nonelective Contributions allocated to his Account shall vest according to the following schedule.

Years of Service	Vested Percent
0 – 3	0%
3 or more	100%

(c) A Participant’s interest in his/her Account, derived from Employer contributions, shall be fully vested if he/she is employed by the Company or an Affiliate on the date of a Change in Control.

6.03 Time of Payment of Accounts.

(a) Subject to postponement as hereinafter provided, the payment of the Deferral made by a Participant and the Employer’s contributions for any Plan Year shall be made or commence upon the occurrence of one or more of the following events as elected by the Participant in the Compensation Deferral Agreement for that year:

(i) The Participant’s Termination of Service.

(ii) A fixed date selected by the Participant, which may not be earlier than the later of (A) two years after the close of the Plan Year for which the deferral was made and (B) the date on which the Participant attains 59 1⁄2 years of age.

(iii) A fixed date following but determined with reference to Termination of Service, e.g., 12 months after Termination of Service.

(iv) A fixed date that is the earlier or later of the Participant’s Termination of Service and a date that is otherwise permitted under subparagraph (ii).

(b) If a Participant fails to make an election as to the time of payment of the Deferral made for any Plan Year, such Deferral shall be deemed payable under subparagraph (a)(i). Any payment required to be made upon the occurrence of such event or date under paragraph (a) shall be deemed to have been paid on that event or date if payment is actually made within such period as permitted by Section 409A with respect to such date or event.

(c) The date for payment or commencement of payment of a Participant’s Accounts may be postponed by a written notice to the Committee, provided (i) that an election to postpone payment may not take effect until at least 12 months after the date on which the postponement election is made, (ii) except in the case of a payment due to the Participant’s death or Disability or the occurrence of an Unforeseeable Emergency, the first payment under the postponement election must be not less than five (5) years from the date such payment would otherwise have been made, and (iii) the election to postpone the payment date (or commencement date) may not be made less than 12 months prior to the date of the first scheduled payment under the existing election.

(d) A Participant may make a new election as to the time of payment of contributions made in future Plan Years without regard to the restrictions of paragraph (c). A Participant’s election as to the time of payment of his/her Accounts shall apply to all additional contributions and earnings allocated so such Accounts in subsequent Plan Years until changed by the Participant.

(e) A payment may be delayed if the Committee reasonably anticipates that making the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. Making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

6.04 Form of Payment of Accounts.

(a) Upon the occurrence of a payment date or event under Section 6.03, a Participant’s Accounts shall be paid in either a lump sum or in substantially equal annual installments over five (5) or ten (10) years, as elected by the Participant in the Compensation Deferral Agreement. If a Participant fails to make an election as to the manner of payment for any Plan Year, any Deferral for that year shall be paid in a lump sum payment. If installment payments are elected, each installment shall be considered a separate payment rather than part of a single payment for purposes of Section 409A of the Code.

(b) If a Participant has elected to have payment of his/her Deferral for any Plan Year paid in the form of a lump sum, such Participant may revoke such election and elect for that payment to be paid in installments as contemplated in paragraph (a), provided (i) that an election to change the method of payment may not take effect until at least 12 months after the date on which the amendment election is made, (ii) except in the case of a payment due to the Participant’s death or Disability or the occurrence of an Unforeseeable Emergency, the first payment under the amended election must be not less than five (5) years from the date such payment would otherwise have been made, and (iii) the election to change the method of payment may not be made less than 12 months prior to the date of the first scheduled payment under the existing election. If a Participant has elected to have payment of his/her Deferral for any Plan Year paid in the form of installments, such Participant may revoke such election and elect for those installments to be paid in a lump sum provided that each of the foregoing conditions is met and that no lump sum payment may be made before the date that the final installment previously elected by the Participant for such Deferral would have been paid.

(c) A Participant may make a new election as to the form of payment of contributions made in future Plan Years without regard to the restrictions of paragraph (b). A Participant’s election as to the form of payment of his/her Accounts shall apply to all additional contributions and earnings allocated so such Accounts in subsequent Plan Years until changed by the Participant.

(d) Notwithstanding any requirement of payment upon Termination of Service, if at any time during the 12-month period ending December 31, 2013 or any December 31 thereafter, any Participant shall be considered a key employee (as defined in section 416(i) of the Code without regard to section 416(i)(5)), of a service recipient any stock of which is publicly traded on an established securities market or otherwise, any distribution to be made to such Participant at any time during the ensuing Plan Year shall be delayed until the date that is six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant. Any payments that would otherwise have been made to the Participant shall be paid in a single lump sum payment as soon as possible following the conclusion of such 6-month period. The foregoing restriction shall not apply to any payment required to be made pursuant to a qualified domestic relations order or to payments that would be made after the stock of the corporation becomes publicly traded.

6.05 Acceleration of Payment of Small Accounts. Notwithstanding the foregoing, if at a Participant’s Termination of Service the aggregate value of such Participant’s Accounts is not more than $17,500 or such other amount as may be provided under Section 402(g) of the Code, the Committee may direct that all of such Accounts be paid in a single cash payment following the Participant’s Termination of Service, provided that date is earlier than payment would otherwise be made under the Participant’s election. Any such payment shall be made on January 15 of the calendar year following the year in which occurs the Participant’s Termination of Service. The Participant shall have no right to accelerate payment, and a decision by the Committee not to direct payment of de minimis benefits upon Termination of Service (or a failure to make any decision) shall result in payment being made at the date and in the manner otherwise provided by the Plan.

6.06 Events Accelerating Commencement of Payment.

(a) Notwithstanding the election of a Participant, payment of such Participant’s Account shall be made in a lump sum as soon as administratively feasible after the death or Disability of the Participant.

(b) In the event of an Unforeseeable Emergency, a Participant may request, subject to the consent of the Committee, to receive a payment of all or a portion of the vested portion of his Account. Each such request must be in writing, be filed with the Committee at such time and in such manner as the Committee shall determine, and comply with such rules as the Committee may establish from time to time. A determination as to whether the facts upon which the Participant’s request is made constitutes an Unforeseeable Emergency shall be made by the Committee in its sole discretion and the amount of such payment shall be limited to the amount reasonably necessary to satisfy the emergency need (which shall include amounts necessary to pay any Federal, state, or local income taxes); provided, however, no payment shall be made to the extent that such Unforeseeable Emergency is or may be relieved (a) through reimbursement of compensation by insurance or otherwise (b) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of Compensation Deferrals under the Plan. If the Committee determines that an amount is payable due to an Unforeseeable Emergency, it shall make such payment as soon as practical following such determination.

(c) Except as provided in Section 6.05 and this Section, acceleration of payments is not permitted under the Plan.

6.07 Designation of Beneficiary.

(a) Each Participant may designate in writing one or more Beneficiaries to receive any unpaid portion of the Participant’s Accounts upon the death of the Participant. By similar action, each Participant may designate a change of Beneficiary at any time, which change shall be effective only upon receipt by the Committee of said notice. The last such designation form filed with the Committee prior to a Participant’s death shall control. The Committee may establish a form or other requirements for such designation.

(b) If a Participant designates his/her spouse as a Beneficiary under paragraph (a), the divorce of that Participant shall automatically and completely revoke that designation of his/her spouse as Beneficiary except to the extent otherwise provided in a subsequent Beneficiary designation filed by that Participant with the Committee or in a Qualified Domestic Relations Order received and approved by the Committee.

(c) In the absence of a written designation, or in the event a Participant dies without a Beneficiary surviving him/her, the amount which would otherwise be payable to his/her Beneficiary shall be paid to the surviving spouse of the Participant or if none, to such Participant’s estate. A Beneficiary shall have no interest or rights hereunder during the lifetime of a Participant, except as may be provided otherwise in this Plan.

6.08 Purchase of Annuity. Any amounts payable to a Participant or his/her Beneficiary shall be deemed to have been paid in full on the date that the Employer or the Trustee purchases an immediate or deferred commercial annuity contract to provide such benefit and transfers ownership of that annuity to the Participant or his/her Beneficiary, as applicable. Nothing contained in this Section shall be construed to require the Employer or the Trustee to purchase an annuity contract to provide any benefits payable hereunder.

6.09 Loans. No Participant may borrow any portion of his/her Account, nor may any such accounts be given as security for any loan.

6.10 Benefit Payment on Incapacity. If the Committee determines that a Participant or a Beneficiary who is to receive payment hereunder is for any reason incapable of giving a valid receipt or discharge for such payment, the Committee may direct that pay all or part of the payment to which such claimant is entitled be paid to a guardian, custodian, trustee conservator, relative, institution or other person on behalf of such claimant; provided, however, the Committee shall not be obligated to make any inquiry as to the competency of any Participant or Beneficiary. Any payment made on behalf of a Participant or Beneficiary under this Section shall act as a full and complete discharge and release of the obligation of the Plan, the Trust, the Employers, the Committee, and all persons acting on their behalf to such claimant.

ARTICLE VII.

ADMINISTRATION

7.01 Authority of the Company. The Company shall determine the number of, and shall be empowered to appoint and remove, the members of the Committee from time to time as it deems necessary. The Company shall supply such information as may be requested by any Committee or the Trustee, including information with respect to Compensation, retirement, death, Disability, or Termination of Service employment of any Employee or Participant. The Company shall have the right to review reports of the financial condition, and of the receipts and disbursements of the Trust Fund from the Trustee. The Company may also amend or terminate the Plan as provided in Section 9.10 and 9.11.

7.02 Authority of the Committee.

(a) This Plan shall be administered and interpreted by the Committee, which shall act in conformity with the procedures outlined in the Company’s Articles of Incorporation and Bylaws. The Committee shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Company. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable.

(b) Without limiting the foregoing, and, subject to the provisions of the Plan, the Committee shall have the following specific powers:

(i) to determine the terms and provisions of Compensation Deferral Agreements, which need not be identical;

(ii) to construe and interpret all terms, conditions and provisions of the Plan and all Compensation Deferral Agreements;

(iii) to establish, amend, or waive rules or regulations for the Plan’s administration;

(iv) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan; and

(v) to appoint one or more persons to assist it in the administration of the Plan. For such purpose, the Committee may designate one or more employees to perform such ministerial functions as may be specified by it.

(c) Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of this Plan shall be final, conclusive, and binding upon all persons, including Participants, Beneficiaries, the Employers, its shareholders and employees.

7.03 Valuation of Accounts; Quarterly Statements. The value of each Participant’s Account including any accumulated interest will be determined by the Committee as of the last business day of each quarter of the Plan Year and at such other times as the Committee deems appropriate. The Committee shall cause a statement to be prepared reflecting the value of the Participants’ Accounts under the Plan at each such date. Such Statements shall be distributed to Participants as soon as practical and may be sent electronically. Such statements shall be conclusive as to the matters reflected therein unless a Participant shall object to such statement within 60 days after distribution thereof.

7.04 Claims for Benefits.

(a) A Participant or Beneficiary (hereinafter referred to as a “claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

(b) The claimant shall be notified within ninety (90) days after the claim is filed (forty-five (45) days for a Disability claim), whether the claim is allowed or denied, unless the claimant receives written notice from the Committee or appointee of the Committee prior to the end of the ninety (90) day period (forty-five (45) days for a Disability claim) stating that special circumstances require an extension of the time for decision. For a claim other than for Disability, such extension is not to extend beyond the day which is one-hundred eighty (180) days after the day the claim is filed as long as the Committee notifies the claimant of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. For a Disability claim, a thirty (30) day extension is permitted, with an additional thirty (30) days permitted, provided that the Committee notifies the claimant prior to expiration of the first thirty (30) day extension, of the circumstances requiring the extension, and the date as of which a decision is expected to be rendered. If the Committee denies the claim, it must provide to the claimant, in writing or by electronic communication:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his or her claim, by providing such material to the Committee within forty-five (45) days, and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

7.05 Claims Review Procedures.

(a) A request for review of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days (forty-five (45) days for a Disability claim) after the Committee’s receipt of a request for review. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant (which will include the expected date of rendering a decision) prior to the termination of the initial period, but in no event will the extension exceed sixty (60) days (forty-five (45) days for a Disability claim). The reviewer shall afford the claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination.

(b) Upon completion of its review of an adverse initial claim determination, the Committee will give the claimant notification of its decision electronically or in writing. In the case of an adverse determination, the notification shall set forth

(i) the specific reasons for the decision;

(ii) reference to the specific Plan provisions on which its decision is based;

(iii) a statement that the claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the claimant’s claim for benefit;

(iv) a statement describing the claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(v) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the claimant upon request.

7.06 Information from Participants. It shall be the responsibility of each Participant to keep the Committee informed of any change of address and other pertinent information. Any benefit mailed or delivered to the last known address of the Participant or Beneficiary shall completely discharge the Employers, the Committee, the Plan, Trust and Trustee from any further liability to the Participant or Beneficiary to the extent of such payment.

7.07 Use of Electronic Media. Any notice, election, statement, information or other communication required or permitted to be given by an Employee, the Committee, or the Company, including but not limited to any notice of eligibility under the Plan, Compensation Deferral Agreement, Beneficiary designation form, or investment designation, may be made by any electronic or digital means approved by the Committee. This includes but is not limited to the transmittal of information by web access. An Eligible Employee’s or Participant’s utilization of any such means for transmitting information shall be treated as such person’s signature and his verification of the information so provided.

ARTICLE VIII.

ADOPTION OF PLAN BY AFFILIATES

8.01 Adoption of Plan by Affiliates.

(a) Any Affiliate may, with the approval of the Committee, adopt this Plan. Thereafter, such adopting affiliate shall be deemed the “Employer” with respect to its Employees who are selected to participate herein; provided, however, that the Committee shall retain all powers of administration under the Plan, subject to the authority of the Board under Section 7.01.

(b) The adoption of the Plan by an Affiliate shall be evidenced by a written participation agreement. The participation agreement shall become, as to such Affiliate and its Employees, a part of this Plan as then amended or thereafter amended. It shall not be necessary for the adopting Affiliate to execute the original or then amended Plan.

(c) The effective date of the Plan for any such adopting organization shall be that stated in the participation agreement.

(d) The administrative powers and control of the Committee and the authority of the Company, as provided herein, including the sole right of amendment, and of appointment and removal of any Trustees, Recordkeepers and other agents, shall not be diminished by reason of the participation of any Affiliate in the Plan. The adoption of the Plan by an Affiliate shall be deemed to be a designation of the Company to act as the Affiliate’s agent in connection with the foregoing matters.

(e) All expenses incurred in connection with the Plan, including Trustee’s fees, investment fees, legal, accounting, and administrative fees, shall be allocated among the Employers in such proportions as may be specified from time to time by the Committee.

8.02 Procedure for Withdrawal.

(a) An Employer, upon ninety (90) days written notice to the Company, may withdraw from the Plan effective at the close of any Plan Year. The withdrawal by one or more Employers shall not affect any other Employers.

(b) The Company may, in its absolute discretion, terminate an adopting Employer’s participation in the Plan at any time when in its judgment such adopting Employer fails or refuses to discharge its obligations under the Plan or when the adopting Employer ceases to be an Affiliate of the Company. The withdrawal from, or termination of, participation in the Plan by an Employer shall not relieve such Employer from liability for any accrued but unpaid contributions.

(c) Any assets held in the Trust on behalf of the Participants employed by the withdrawing or terminated Employer (other than benefits that are otherwise distributable) shall either be transferred to a comparable plan established by the withdrawing Employer or shall be retained in the Plan until they become distributable, as determined by the Committee in its discretion.

ARTICLE IX.

MISCELLANEOUS

9.01 Limitation of Rights; Employment Relationship. Neither the execution of this Plan nor the creation of any fund or account, nor the payment of any benefits hereunder, shall be construed as giving any Participant any legal or equitable right against his Employer except as expressly provided herein. This Agreement shall not be interpreted in any way as a commitment or representation of the Company, the Committee or any Employer regarding the continuation of employment or participation in the Plan.

9.02 Limitation on Assignment. Benefits under this Plan may not be assigned or alienated by any Participant either voluntarily or involuntarily. The interest of a Participant or any Beneficiary in benefits hereunder shall not be subject to debts or liabilities incurred by a Participant or Beneficiary and shall not be subject to attachment, garnishment or other legal process as a result of any of a Participant’s or Beneficiary’s debts or liabilities. To the extent provided in a qualified domestic relations order, as defined in section 414(p)(1)(B) of the Code, the interest of a Participant or a Beneficiary in benefits hereunder may be assigned to an alternate payee to the extent permitted by Section 409A. Payment may be made to such alternate payee at the earlier of the date provided in such order or the date or dates specified in the Participant’s then effective elections. Alternate Payees shall not have the right to postpone payment hereunder.

9.03 Severability. In the event that any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein.

9.04 Governing Law. This Plan is intended to be a nonqualified deferred compensation plan governed by the Code and the laws of the State of Texas, as in effect at the time of execution. The Plan is not intended to be subject to Parts 2, 3 or 4 of Title I of the Employee Retirement Income Security Act as an unfunded plan of deferred compensation maintained primarily to provide deferred compensation to a select group of management or highly compensated employees. If any judicial proceedings are instituted concerning the interpretation or enforcement of this Plan, exclusive venue over such proceedings shall be vested in the courts sitting in Galveston County, Texas.

9.05 Action by Employer. Any action required or permitted to be taken by an Employer under this Plan may be undertaken directly by the Employer or through its governing body or by any person or committee or agent appointed by its governing body.

9.06 Binding Effect. The provisions of this Plan shall be binding upon each Employer and each Participant and Beneficiary or other person entitled to any Benefits hereunder, their heirs, personal representatives, successors and assigns.

9.07 Notices. Any notice which shall or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Committee, such notice shall be addressed to the Committee at the Company’s Galveston, Texas location. If notice is to be given to a Participant, it shall be addressed to the address shown on his Employer’s records.

9.08 Construction of Terms. As used in this Plan, masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural and vice versa. In the event that any disagreement occurs over the interpretation of any term or provision of this Plan or any aspect hereof for which there is no provision, the Committee is authorized to interpret this Plan and its interpretation shall be binding on all parties.

9.09 Tax Treatment of Benefits.

(a) This Plan is intended to be a non-qualified deferred compensation plan. It is understood that Participants will not be entitled to any of the special tax treatments afforded by Section 402 of the Internal Revenue Code and that the Employer will be entitled to deduct payments hereunder only when included in the income of a Participant. It is further understood that all payments made hereunder shall be reduced by the amount of any taxes or contributions the Employer is required to withhold.

(b) None of the Company, any Employer or the Committee represents or guarantees that any particular federal or state income, payroll, personal property or other tax advantages will result from participation in this Plan. Each Participant is expected to consult with his/her own professional tax advisors to determine the tax consequences of this Plan.

(c) This Plan is intended to comply with regulations, rules and guidance issued by the Internal Revenue Service under Section 409A of the Code. Any provision of the Plan that would be contrary to such guidance shall be of no force or effect. The Committee may adopt such rules as it deems necessary to assure compliance with such laws and regulations, including rules that would otherwise be contrary to the express terms of the Plan. Any interpretation by the Committee shall be binding on all Participants participating herein.

9.10 Amendment. This Plan may be amended only in writing executed by the Company. Notice of any such amendment shall be provided to each Participant and each Employer. No amendment may have the effect of reducing a Participant’s Account. Except as provided herein, the Company may amend the Plan at any time and such amendments may be made retroactive to the extent determined by the Company.

9.11 Termination. The Company may terminate this Plan at any time. If the termination of the Plan occurs under circumstances that permit current distribution of Accounts under regulations adopted by the Internal Revenue Service, such Accounts shall be due and payable on the date the termination and no longer subject to the claims of creditors of the Employers. Actual payment of those Accounts shall be made paid as soon thereafter and not later than the 15th day of the third calendar month following such termination. If the termination of the Plan occurs under circumstances under which distribution is not permitted under those regulations, the Committee shall take the same actions as provided in the Plan with respect to a Change in Control.

IN WITNESS WHEREOF, the Company has executed this Plan as of the date first written above.

AMERICAN NATIONAL INSURANCE COMPANY

By:
Title:

EXHIBIT “A”

INVESTMENT FUNDS